Exhibit 10.1
November 23, 2011
The Procter & Gamble Distributing Company LLC
Two Procter & Gamble Plaza
Cincinnati, Ohio 45202
Attention: J.D. Weedman
Vice President, Global Business Development

Cc:	The Procter & Gamble Company One Procter & Gamble Plaza Cincinnati, OH 45202 Attention: Associate General Counsel, Director Health & Well-Being
Dear Jeff:
This letter is to memorialize the agreement of Somaxon Pharmaceuticals, Inc. (“Somaxon”) and The Procter & Gamble Distributing Company LLC (“P&G”) that Section 13.1 of the Co-Promotion Agreement between Somaxon and P&G dated as of August 24, 2010, as amended (the “Agreement”), which section survived termination of the Agreement pursuant to Section 8.5 of the Agreement, will be amended and restated to read in its entirety as follows (with capitalized terms used herein and not otherwise defined having the meanings assigned to such terms in the Agreement):
“During the period ending on March 31, 2012 (the “Evaluation Period”), Somaxon and Partner will work together to evaluate the potential to develop and commercialize a pharmaceutical product containing doxepin as the sole active pharmaceutical ingredient and for which a prescription from a Professional is not required in order to dispense, purchase or use such product (an “OTC Product”), including jointly developing a desired product profile for the OTC Product and conducting market research on such product profile at Partner’s expense. During the Evaluation Period, Somaxon will not negotiate rights in and to an OTC Product (such rights, “OTC Product Rights”) with any third party. If at any time during the Evaluation Period Partner notifies Somaxon that it is not interested in obtaining OTC Product Rights, or if Partner fails to notify Somaxon of Partner’s interest in obtaining the OTC Product Rights prior to the expiration of the Evaluation Period, then Somaxon shall have no further obligation to Partner under this Agreement with respect to the applicable OTC Product Rights. If Partner is interested in obtaining the OTC Product Rights, it shall so notify Somaxon in writing prior to the expiration of the Evaluation Period, and upon Somaxon’s receipt of such notice Partner and Somaxon shall promptly commence good-faith negotiations, for a period of one hundred twenty (120) days and such longer period as may be mutually agreed upon by the parties in writing in the event the parties have made material progress in the negotiations (the “Negotiation Period”), regarding the commercially reasonable terms of an agreement pursuant to which Partner shall obtain the OTC Product Rights. If Somaxon and Partner have failed to enter into an agreement for the OTC Product Rights upon the expiration of the Negotiation Period, then Somaxon shall thereafter have the right to negotiate and enter into an agreement with a Third Party granting the OTC Product Rights to a Third Party. The provisions of this Section 13.1 shall not apply to, and Somaxon shall have no obligation to Partner under this Section 13.1 in respect of, any acquisition of Somaxon by a Third Party, any merger or consolidation with or involving Somaxon, any acquisition by a Third Party of any material portion of the stock of Somaxon, or any acquisition by a Third Party of a material portion of the assets of Somaxon in addition to the Products (“Merger Transaction”). For clarity, the rights set forth in this Section 13.1 shall survive the consummation of any Merger Transaction.”
Somaxon and P&G hereby expressly agree that the signing of this letter agreement shall not in any way entail the beginning of the Negotiation Period.
Please evidence the agreement of P&G to the foregoing by signing below in the space provided.

Sincerely,

/s/ Richard W. Pascoe Richard W. Pascoe President and Chief Executive Officer
ACCEPTED AND AGREED:
THE PROCTER & GAMBLE DISTRIBUTING COMPANY LLC

Signed:	/s/ Jeffrey D. Weedman
Name: Jeffrey D. Weedman
Title: Vice President, Global Business Development